BAYWOOD INTERNATIONAL, INC.

                             CODE OF ETHICAL CONDUCT

                                 JANUARY 1, 2004


                       WHO THIS CODE OF CONDUCT APPLIES TO

     This Code of Ethical Conduct (the "Code") applies to all directors, officers and employees of Baywood International, Inc. ("Baywood" or the "Company") and all employees of its subsidiaries or controlled affiliates. It also applies to employees who serve as directors or officers (or an equivalent position) of any non-controlled affiliate.

     This Code is part of the terms and conditions of each employee's employment with Baywood.

                                GENERAL STATEMENT

     Baywood is committed to the highest standards of ethical and professional conduct. This Code establishes basic standards of business practice, as well as professional and personal conduct, that are expected of all employees. These standards require honesty and candor in the Company's activities. For additional information, please refer to the Company's Employee Handbook.

     This Code also sets forth procedures for bringing complaints or issues before the Audit Committee on a confidential, anonymous basis. You should review these carefully.

                  BASIC PRINCIPLES OF ETHICAL CORPORATE CONDUCT

     Because the Company is judged by the performance and public perception of its employees, each employee and officer has a responsibility to always act in a manner that merits public trust and confidence consistent with the highest standards expected of employees and officers of a publicly owned corporation.

     The  principles set forth below are basic principles that must be followed:

     1. Be honest, fair and trustworthy in all relationships in carrying out your duties for Baywood.

     2. Avoid all conflicts of interest between work and your personal interests, and avoid the appearance of conflict.

     3. Do not take any action, either personally or on behalf of the Company, that violates any law or regulation. Obey all applicable laws, rules and regulations governing the Company's business, wherever it is conducted. Do not cheat either the Company or others you deal with.


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     4.   Treat  Baywood's property and funds with the same care and respect you would treat your own property and funds. Baywood's property and funds belong to its shareholders.

     5. Foster an atmosphere in which personal integrity and fair dealing is part and parcel of what you do.

     6. Be honest and candid with regard to all reporting of financial results. Be timely and accurate in all your reporting; do not change or fudge numbers or facts to make yourself or someone else look better.

     7. Be loyal to the Company. Do not (i) deprive the Company of an opportunity; (ii) take for your own advantage an opportunity that belongs to the Company; or (iii) help others violate (i) or (ii), if they are in a position to divert a Company opportunity for their own benefit.

     8. Keep confidential all information about the Company and its customers, including wholesale prices and rates, Company or customer financial information, pricing policies, the identity of all customers, trade secrets, and proprietary information, both while you are employed and after you leave the Company. Any
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such information must not be used for your personal advantage or shared with the
Company's  competitors.

     9. Do not give to or accept from any customer, vendor or supplier to the Company bribes or kickbacks, in any form. You may give to or accept from customers or vendors (i) routine, traditional holiday or promotional gifts; and
(ii) routine, non-extraordinary business breakfasts, lunches or dinners, or tickets or passes allowing attendance at athletic, cultural or similar events. You may not give to or accept from any customer, vendor, or supplier gifts or gratuities that are of substantial value.

     10. Treat all persons fairly, regardless of such factors as race, religion, gender, disability, age or national origin. Adhere to fair employment practices. Extend courtesy to every customer and every employee of the Company.

     11. Be thoroughly familiar with, adhere to and fully comply with all Company policies and procedures, including this Code, and other standards of conduct.

     12. Strive to create a safe work place and adhere to safety rules and policies.

     13. Invest the time necessary to learn your job thoroughly and learn from your colleagues who have more experience in the transportation business.

     14. Promptly report to your supervisor (or, if appropriate, the Audit Committee) any irregularities or apparent wrongdoing, including violations of the matters listed in this section and all facts surrounding any such incident.

     15. Do not withhold, misrepresent or misconstrue facts or information when reporting any matter to your supervisor or superior or reporting violations of this Code or any other standards of conduct to your supervisor or the Audit Committee.


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     16.  Any  Company  employee  who  is  in possession of material, non-public information concerning the Company's financial condition, operations, properties or prospects may not purchase or sell the Company's stock until two (2) business days after that information has been publicly disclosed. Material, non-public information is information about the Company an investor would consider important that has not been publicly disclosed, either by the Company or otherwise.

                   EXAMPLES OF CONDUCT THAT VIOLATES THIS CODE

     The  following  are  examples  of  conduct  that  violates  this  Code:

- Acts of dishonesty and/or defalcation, including borrowing money from the Company without approval of a senior officer or using Company property for personal use or personal gain.

-    Accepting or giving bribes or kickbacks to or from the Company's customers.

-    Misuse  of  Company  property.

-    Abuse  or  misuse  of  property  belonging  to  customers.

- Looking up or obtaining information on workstation screens, company records or elsewhere about the Company's financial or proprietary information, unless there is a business need to do so that has been expressly approved by your supervisor (or, where appropriate, the Audit Committee).

- Using Company information for your own benefit or to benefit someone else, either directly or indirectly.

- Trading in Baywood stock while in possession of important inside information about the Company that has not been publicly disclosed

-    Falsifying  or  destroying  Company  records  or  documents.

- Failing to report any matters accurately or timely to a supervisor or superior or misrepresenting or misstating facts in any oral or written report.

-    Failing  to  report  wrongdoings  to  senior  management.

     The examples above are not all-inclusive, and the Company reserves the right to determine if and when conduct constitutes a violation of this Code, whether or not the conduct is specifically identified.

                      REPORT OF MATTERS TO AUDIT COMMITTEE

     The Audit Committee has the continuing duty to review the performance of the Company's Chief Financial Officer and to provide independent and skilled guidance to the Board of Directors in fulfilling its responsibilities and to ensure the fairness and accuracy of the


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Company's  financial statements and the existence of adequate internal financial controls.  Any  violation  of  this  Code can and, if the violation involves any
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matter  affecting  the  Company's  books  and  records,  must be reported to the
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Chairman  of  the  Audit  Committee.
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                                 AUDIT COMMITTEE
                           COMPLAINT REVIEW PROCEDURE

     The Audit Committee also has the duty to review any complaints received by the Company for possible violations of internal controls and procedures. Pursuant to the Amended and Restated Charter of the Audit Committee of the Board of Directors of Baywood International, Inc. (the "Charter"), the Audit Committee (the "Committee") must establish a procedure for the receipt, retention and treatment of complaints received by the Company and Committee on issues regarding accounting, internal accounting controls, auditing matters or irregularities or improper conduct related to Company policies or operations (a "Complaint"). If Complaints are received dealing with matters outside these areas, they will be referred to the appropriate person.

     Complaints may be submitted to the Company anonymously by mail to Baywood International, Inc., Attn: Mr. O. Lee Tawes III, Chairman, 14950 North 83rd Place, Suite 1, Scottsdale, Arizona 85260, or by sending Complaints to the Company's legal counsel at Ryley Carlock & Applewhite, Attn: Mr. Charles J. Riekena, One North Central Avenue, Suite 1200, Phoenix, Arizona 85004.

                                    PROCEDURE

     Complaints may be made to the Company anonymously. The Committee will take the following actions upon receipt of any Complaint:

-    All  Committee  members  will  review  the  Complaint.

- The Committee will determine, in its sole discretion, whether the matters set forth in the Complaint relate to or involve a material violation of this Code or any Company policy or have a material adverse effect on the Company's financial statements, results of operations or financial controls.

- The Committee may investigate the matters alleged in any Complaint by any procedure it deems appropriate.

- The Complaint, if it involves a material matter, will be reviewed by the Company's independent public accountants or legal counsel, or both, as appropriate, and the Committee will take any necessary action to remedy the matters set forth in the Complaint, including, without limitation, presenting such Complaint to the Company's Board of Directors for further action if the Committee determines there is substance to the matters alleged in the Complaint.

- Complaints that are not well-founded will be dismissed, but such Complaints will be retained by the Committee for an appropriate period of time, as determined by the Committee.

- No employee will be subject to discipline for bringing a Complaint to the Committee's attention.


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     Any  Complaints  received by the Committee (or the Company's legal counsel)
will be retained in a separate, confidential file restricting access only to members of the Committee and the Company's legal counsel.

                         CODE OF ETHICAL CONDUCT WAIVERS

     A waiver of any of the rules of the Code must be requested in writing. Any waiver will be denied or granted in the sole discretion of the Company. The Chief Financial Officer has authority to grant a waiver for employees who are below the rank of Executive Vice President, subject to approval of the Board of Directors. If a waiver is sought by the Chief Financial Officer, the Chief Executive Officer, or any Executive Vice President, the waiver must be approved by a majority of the Audit Committee. All waivers of this policy must be reported to the Audit Committee.

                                FAILURE TO COMPLY

     Engaging in prohibited conduct or not adhering to this Code, or any other standards of conduct adopted by the Company, may lead to disciplinary action against an employee, up to and including immediate termination of employment. If you have any questions or doubts about whether your conduct might pose a conflict or a potential conflict of interest or be otherwise prohibited, refer the matter to your immediate supervisor.


Distribution:

All  employees
Employee  Handbook


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